Exhibit 99.1

December 14, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Don Sherry
405-551-6738

Oklahoma Natural Gas Rate Change Approved

    OKLAHOMA CITY – Dec. 14, 2009 – Oklahoma Natural Gas Company, a division of ONEOK, Inc. (NYSE:OKE), today received approval from the Oklahoma Corporation Commission to change its rates.

    The corporation commission approved a settlement to allow an increase in base revenue of $54.5 million and set Oklahoma Natural’s authorized return on equity at 10.5 percent.  Several expenses that currently appear on customers’ bills as separate line-item charges will be moved into base rates, effectively reducing the rate increase to a net amount of approximately $26 million.

    The settlement approved by the corporation commission was negotiated by Oklahoma Natural Gas, the corporation commission’s Public Utility Division, the office of the Oklahoma Attorney General and the Oklahoma Industrial Energy Consumers organizations.

    “This agreement allows us to continue to invest in our system and maintain the high standards of service and reliability that our customers have experienced for more than a century,” said Oklahoma Natural Gas Company President Roger Mitchell. “We appreciate the constructive manner in which all of the parties to this rate case worked together to reach this agreement.”

    The new rates will be reflected in customers’ bills beginning later this month.  Customers will receive additional information about the rate changes at that time.

    The company estimates that a typical residential consumer may experience an increase of $3.95 per month from this rate case; however, declining natural gas costs potentially could offset the higher charges for delivery. Low-income customers (those who qualify for federal energy assistance) will experience no increase.

    As a result of the new rates, residential customers who use 50 dekatherms or more of natural gas per year will pay a fixed charge of $26.75 per month for Oklahoma Natural’s delivery service, plus the cost of the natural gas, taxes and miscellaneous fees.

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Oklahoma Natural Gas Rate Change Approved

    Customers using less than 50 dekatherms per year of natural gas will pay a fixed charge of $11.20 per month and $3.7323 per dekatherm for delivery, in addition to the cost of the gas, taxes and fees.

    Oklahoma Natural Gas Company is ONEOK’s largest natural gas utility, serving more than 800,000 customers across three-quarters of the state.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.1 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.
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